Exhibit 99.4
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[GRAPHIC OMITTED]

                                                                   March 8, 2001



To Fellow Shareholders:

         On February 22, 2001, AV, Inc., commenced an unsolicited tender offer for up to 900,000 shares of common stock of Aqua Care Systems, Inc. at $2.25 per share in cash. Subsequent to February 22, AV, Inc. agreed to increase the number of shares of common stock subject to the tender to 1,050,000 shares. Your Board of Directors has unanimously concluded that the AV, Inc. tender offer as amended to increase the number of shares, is fair and in the best interests of Aqua Care, its shareholders and other constituencies. Accordingly, the Board recommends that Aqua Care's shareholders accept the offer and tender their shares pursuant to the Offer.

         In making its determination about the AV tender offer, your Board considered a number of factors as described in the attached Schedule 14d-9 filed with the Securities and Exchange Commission, including the fairness opinion of Hanover Capital Corporation, the Company's financial advisor. We urge you to read the Schedule 14d-9 carefully, and in its entirety, as it contains additional information with respect to the AV tender offer and the Board's decision to recommend that shareholders accept the AV tender offer.

         Shareholders having questions regarding the enclosed materials are urged to contact the undersigned at the number noted below.

         Your Board of Directors and management will continue to act in the best interests of the Company and all its shareholders.


                                       On behalf of the Board of Directors

                                       Sincerely,

                                       Norman J. Hoskin
                                       Chairman of the Board
                                       President/Chief Executive Officer


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                 11820 N.W. 37th Street/Coral Springs, FL 33065
                    /Telephone:954-796-3338/Fax:954-796-3401